                                                                      EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE

A reconciliation of basic to diluted earnings per share for the three months ended June 30, 1998 and 1997, is as follows:



                                               1998                             1997
                                   ----------------------------      ----------------------------
                                      Basic           Diluted           Basic           Diluted
                                   -----------      -----------      -----------      -----------
Net earnings (loss)                $(1,170,837)     $(1,170,837)     $  (638,431)     $  (638,431)
                                   ===========      ===========      ===========      ===========

Weighted average number of
      common shares
      outstanding during
      the period                     4,000,210        4,000,210        4,000,210        4,000,210

Net effect of dilutive
      stock options based
      on the treasury
      stock method at
      market prices                       --               --               --               --
                                   -----------      -----------      -----------      -----------

Shares used for computation          4,000,210        4,000,210        4,000,210        4,000,210
                                   ===========      ===========      ===========      ===========

Net earnings (loss) per share      $     (0.29)     $     (0.29)     $     (0.16)     $     (0.16)
                                   ===========      ===========      ===========      ===========

As the Company incurred a net loss for the three months ended June 30, 1998 and 1997, there were no adjustments for potentially dilutive securities as the adjustments would have been antidilutive.